CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 82 to the registration statement on Form N-1A (“Registration Statement”) of our report dated December 22, 2008, relating to the financials statements and financial highlights which appear in the October 31, 2008 Annual Report to Shareholders of the John Hancock Classic Value Fund (a fund of John Hancock Capital Series), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
May 15, 2009